UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 29, 2009
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 2.02.	Results of Operations and Financial Condition.

On September 29, 2009, the Company announced its financial results for the fourth quarter and fiscal year ended September 3, 2009.  The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

In response to a severe downturn in the semiconductor memory industry and global economic conditions, the Company initiated restructure activities in 2009, which included terminating its agreement with IM Flash, a joint venture between the Company and Intel, to obtain NAND Flash memory supply from the Company’s Boise facility; suspending the tooling and ramping of NAND Flash production at IM Flash’s Singapore wafer fabrication facility; and phasing out all remaining 200mm wafer manufacturing operations at its Boise, Idaho, facility.

In the fourth quarter and 2009 fiscal year, the Company recorded charges of $12 million and $70 million, respectively, as a result of these restructure activities for employee severance and related costs; for relocation and retention bonuses; to write-down the carrying value of certain 200mm wafer manufacturing equipment at its Boise, Idaho facility; net of a gain recorded in connection with the termination of the NAND Flash supply agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release issued on September 29, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	September 29, 2009	By:	/s/ Ronald C. Foster
		Name:	Ronald C. Foster
		Title:	Chief Financial Officer and Vice President of Finance

INDEX TO EXHIBITS FILED WITH
THE CURRENT REPORT ON FORM 8-K DATED SEPTEMBER 29, 2009

Exhibit	Description
99.1	Press Release issued on September 29, 2009